Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT Appoints Hong Q. Hou as Chief Operating Officer

FREMONT, Calif., June 30, 2015 – AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it has appointed Hong Q. Hou as chief operating officer, effective June 29, 2015. Dr. Hou will have responsibility for AXT’s global operations and will report to chief executive officer, Dr. Morris Young.

Dr. Hou has extensive technical and executive-level experience in the compound semiconductor industry. He served as director, president and CEO of EMCORE Corporation from March 2008 to January 2015.  Dr. Hou co-founded EMCORE’s photovoltaics division in 1998, and led the commercialization of high-efficiency multi-junction solar cell technology for space power applications. From 2000 to 2006, he served as vice president and general manager of the fiber optics device and broadband business units respectively, growing annual revenues significantly in both divisions and delivering positive financial performance. Dr. Hou was promoted to director and chief operating officer in December 2006, and subsequently president and CEO in March 2008 at EMCORE, where he skillfully managed the company through several major business challenges and adverse market conditions, and formulated and executed the company’s strategic plans successfully.  From January 2015 to June 2015, Dr. Hou was a venture partner at ARCH Venture Partners.

“I am thrilled to announce that Hong Hou has joined AXT today as chief operating officer,” said Morris Young, chief executive officer. “Hong brings a wealth of technical and business experience at a time when our market is evolving and we are increasingly serving a number of new product applications in the fiber optics, solar and communications markets.  Hong has a demonstrated record of success in managing through significant transitions and has the vision and skills to help AXT maximize the tremendous opportunity we see in the coming years.  I look forward to working closely with him as we continue to enhance our competitive position, execute on our strategic plan and create long-term value for our shareholders, employees and customers.”

Dr. Hou holds a Ph.D. in Electrical Engineering from the University of California at San Diego and has also completed executive management courses at Stanford Business School.  He conducted research at AT&T Bell Laboratories and Sandia National Laboratories early in his career, and has published more than 200 journal articles and holds eight U.S. patents.

4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT Appoints Hong Q. Hou as Chief Operating Officer
June 30, 2015

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

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